Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact:	Chris A. Walker
March 31, 2010		469-241-2116

LifeCare Holdings, Inc. Announces Year-end Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the year ended December 31, 2009.

Three Months Ended December 31, 2009

Net Revenues

Our net patient service revenue of $89.4 million for the three months ended December 31, 2009 was $4.8 million, or 5.1%, less than the comparable period in 2008. The decline in net patient service revenue was due to a $3.1 million charge in the 2009 period attributable to an estimated cost-to-charge ratio reconciliation for one of our hospitals and a net unfavorable variance of $2.1 million related to changes in estimates and settlements on cost reports previously filed with the Medicare program. Exclusive of these items, net patient service revenue increased by $0.4 million due to an increase of $2.8 million as the result of an increase in net patient service revenue per patient day and decline of $2.4 million as the result of a decrease in patient days.

Net patient service revenue per patient day for the 2009 period was $1,647 as compared to $1,596 for the 2008 period, an increase of $51 per patient day, or 3.2%, exclusive of the changes in estimates and settlements on cost reports previously filed and the cost-to-charge ratio reconciliation adjustment previously discussed. The increase in net patient service revenue on a per patient day basis during the 2009 period was primarily the result of annual inflationary increases in our standard charge rates and certain of our contracts with commercial payors and the marginal increases contained in recent annual regulatory updates implemented by the Centers for Medicare & Medicaid Services (“CMS”) during 2009. Patient days and admissions decreased by 2.6% and 3.1%, respectively, during the three months ended December 31, 2009 as compared to the same period in 2008.

Expenses

Total expenses decreased by $17.7 million to $84.5 million for the three months ended December 31, 2009 as compared to $102.1 million for the comparable period in 2008. Included in expenses for the 2009 period is a gain of $4.5 million related to the early extinguishment of debt, which was the result of our repurchasing $10.0 million of our outstanding senior subordinated notes for $5.3 million and writing off associated capitalized financing cost of $0.2 million. Included in the expenses for the 2008 period is an impairment charge of $18.6 million related to goodwill, and a gain of $9.5 million related to the early extinguishment of debt, which was the result of our repurchasing $16.5 million in face amount of our senior subordinated notes for an amount approximating $6.5 million and writing off associated capitalized financing cost of $0.5 million.

Excluding the impairment charges and the gains on the early extinguishment of debt for the 2009 and 2008 periods, expenses decreased by $4.1 million from the same period in the prior year. This decrease was primarily attributable to the decrease in patient days in the 2009 period and a decrease in net interest expense of $2.4 million during the 2009 period as the result of lower interest rates on our term debt and a decrease in outstanding indebtedness of our 9 1/4 % notes as the result of repurchases offset by increased borrowings against our revolving credit facility during 2009.

Credit Agreement EBITDA

For the three months ended December 31, 2009, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $14.4 million, which is an increase of $0.5 million over the same period in the prior year. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of December 31, 2009, we believe we were in compliance with all covenants contained in our senior secured credit facility, as amended.

Year Ended December 31, 2009

Net Revenues

Our net patient service revenue increased by $8.3 million, or 2.4%, for the year-ended December 31, 2009, to $360.3 million from $352.0 million for the comparable period in 2008. The increase in net patient service revenue was comprised of a $21.5 million favorable variance as the result of increased revenue per patient day offset by a $13.2 million unfavorable variance from a 3.8% decrease in patient days.

Our net patient service revenue per patient day during the years ended December 31, 2009 and 2008 was $1,597 and $1,502, respectively, or an increase of 6.3%. The increase in net patient service revenue on a per patient day basis during the 2009 period was primarily the result of a higher acuity level of the patients treated in the 2009 period, inflationary increases in our standard charge rates and in certain contracts with commercial payors, an increase in the percentage of our revenues generated from commercial payors, and the marginal increases contained in recent annual regulatory updates implemented by CMS during 2009.

Expenses

Total expenses decreased by $15.5 million to $356.2 million for the year-ended December 31, 2009 as compared to $371.6 million for the comparable period in 2008. Included in the expenses for the 2009 period is a gain of $5.2 million related to the early extinguishment of debt. During the year ended December 31, 2009, we repurchased $11.2 million of our outstanding senior subordinated notes for $5.8 million. This resulted in us recording a $5.2 million gain, net of the write-off of $0.2 million of capitalized financing costs, on the early extinguishment of this indebtedness. Included in the expenses for the 2008 period is an impairment charge of $18.6 million related to goodwill, and a gain of $9.5 million related to the early extinguishment of debt. Gain on early extinguishment of debt for the year-ended December 31, 2008 was the result of our repurchasing $16.5 million in face amount of our senior subordinated notes for an amount approximating $6.5 million. Partially offsetting the gain was the write-off of capitalized financing cost of $0.5 million recorded in connection with the retirement of these senior subordinated notes

Excluding the impairment charges and benefits from the gains on the early extinguishment of debt for 2009 and 2008, expenses decreased by $1.2 million from the same period in the prior year. Net interest expense decreased by $6.5 million during the 2009 period as the result of lower interest rates on our term debt and a decrease in outstanding indebtedness of our 9 1/4% notes as the result of repurchases offset by increased borrowings against our revolving credit facility during 2009. The remaining $5.3 million increase in expenses was primarily attributable to an increase of $2.6 million in salaries, wages and benefits as the result of treating higher acuity patients and inflationary increases, and a $1.0 million charge to insurance expenses during the 2009 period as a result of an agreement with insurance carriers related to Hurricane Katrina matters.

Credit Agreement EBITDA

For the year ended December 31, 2009, Credit Agreement EBITDA was $54.7 million, an increase of $6.8 million, or 14.2%, from the prior year period. This increase in Credit Agreement EBITDA is the result an improvement in operating margins on an adjusted basis principally as a result of the increase in net patient service revenue per patient day as previously discussed.

Liquidity and Capital Resources

At December 31, 2009, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of our 9 1/4% senior subordinated notes due 2013, a $244.2 million term loan facility that matures in 2012, and $35.0 million outstanding on our revolving credit facility which matures in 2011. At December 31, 2009, the interest rate applicable to the $244.2 million under our term loan facility was 4.54%, and the weighted average rate on the $35.0 million outstanding balance of the revolving credit facility was 4.28%.

The senior secured credit facility requires us to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test. These financial covenants become more restrictive on a periodic basis throughout the remaining term of the senior secured credit facility, including the first quarter of 2010. In addition, the senior secured credit facility includes various negative covenants, including limitations on indebtedness, liens, investments, permitted businesses and transaction and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect, change of control, and certain subjective provisions.

We may not be able to continue to satisfy the covenant requirements in subsequent periods. If we are unable to maintain compliance with the covenants contained in our senior secured credit facility, an event of default would occur. During the continuation of an event of default, the lenders under the senior secured credit facility are entitled to take various actions, including accelerating amounts due under the senior secured credit facility, terminating our access to our revolving credit facility and all other actions generally available to a secured creditor. An uncured event of default would have a material adverse effect on our financial position, results of operations and cash flow.

We believe that our cash on hand, expected cash flows from operations, and potential availability of borrowings under the revolving portion of our senior secured credit facilities will be sufficient to finance our operations, and meet our scheduled debt service requirements for at least the next twelve months.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 31, 2010, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing 12-month period ended December 31, 2009, Credit Agreement EBITDA was $54.7 million.

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LifeCare, based in Plano, Texas, operates 19 long-term acute care hospitals located in nine states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009	% Change

Net patient service revenue	$94,184	$89,381	-5.1%

Expenses:
Salaries, wages and benefits	42,563	42,966	0.9%
Supplies	9,313	8,690	-6.7%
Rent	6,517	6,629	1.7%
Other operating expense	19,315	19,145	-0.9%
Provision for doubtful accounts	2,634	1,584	-39.9%
Depreciation and amortization	2,989	2,608	-12.7%
Goodwill impairment charge	18,600	—	NM
Gain on early extinguishment of debt	(9,526)	(4,542)	-52.3%
Loss on disposal of assets	92	124	34.8%
Interest expense, net	9,648	7,274	-24.6%

	102,145	84,478	-17.3%

Operating income (loss)	(7,961)	4,903	-161.6%
Equity in income of joint venture	—	104	NM

Income (loss) before income taxes	(7,961)	5,007	-162.9%
Provision for income taxes	140	194	38.6%

Net income (loss)	$(8,101)	$4,813	-159.4%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(7,961)	$4,903
Adjusted for:
Depreciation and amortization	2,989	2,608
Interest expense, net	9,648	7,274
Gain on early extinguishment of debt	(9,526)	(4,542)
(Income) loss attributable to unrestricted subsidiary	157	(1,974)
Dividend from unrestricted subsidiary	—	1,287
Hospital closure/relocation/start-up losses	(1,402)	667
New Orleans operations	472	24
Goodwill impairment charge	18,600	—
Non-cash charges	84	3,176
Cost saving initiatives	442	329
Other credit agreement add-back items	352	615

Credit Agreement EBITDA	$13,855	$14,367

Schedule 2

Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009	% Change

Net patient service revenue	$351,971	$360,311	2.4%

Expenses:
Salaries, wages and benefits	165,975	168,538	1.5%
Supplies	35,522	34,422	-3.1%
Rent	25,579	25,531	-0.2%
Other operating expense	80,787	84,977	5.2%
Provision for doubtful accounts	5,234	5,795	10.7%
Depreciation and amortization	11,595	10,712	-7.6%
Goodwill impairment charge	18,600	—	-100.0%
Gain on early extinguishment of debt	(9,526)	(5,184)	-45.6%
Loss on the disposal of assets	92	126	37.0%
Interest expense, net	37,783	31,238	-17.3%

	371,641	356,155	-4.2%

Operating income (loss)	(19,670)	4,156	-121.1%
Equity in loss of joint venture	—	(408)	NM

Income (loss) before income taxes	(19,670)	3,748	-119.1%
Provision for income taxes	1,400	786	-43.9%

Net income (loss)	$(21,070)	$2,962	-114.1%

Reconciliation to Credit Agreement EBITDA:
Operating income (loss) - per above	$(19,670)	$4,156
Adjusted for:
Depreciation and amortization	11,595	10,712
Interest expense, net	37,783	31,238
Gain on early extinguishment of debt	(9,526)	(5,184)
Loss attributable to unrestricted subsidiary	3,655	547
Dividend from unrestricted subsidiary	—	1,287
Hospital closure/relocation/start-up losses	1,018	2,595
New Orleans operations	444	1,184
Goodwill impairment charges	18,600	—
Non-cash charges	297	3,420
Cost saving initiatives	1,526	2,036
Other credit agreement add-back items	2,213	2,733

Credit Agreement EBITDA	$47,935	$54,724

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$25,262	$46,681
Accounts receivable, net	66,803	69,503
Income taxes receivable	1,279	1,182
Other current assets	7,735	7,543

Total current assets	101,079	124,909
Property and equipment, net	86,479	82,347
Goodwill and other identifiable intangibles, net	262,675	261,535
Other assets	12,597	10,855

	$462,830	$479,646

Liabilities and Stockholder’s Deficit
Current liabilities:
Payables and accruals	$52,868	$51,205
Estimated third-party payor settlements	6,231	9,957
Current installments of long-term debt	2,550	2,550
Current installments of obligations under capital leases	1,252	833
Current installment of lease financing obligation	292	444

Total current liabilities	63,193	64,989
Long-term debt, excluding current installments	384,694	395,912
Obligations under capital leases, excluding current installments	1,836	1,010
Lease financing obligation	20,645	20,038
Accrued insurance	3,592	4,371
Other noncurrent liabilities	9,419	10,605

Total liabilities	483,379	496,925

Stockholder’s deficit	(20,549)	(17,279)

	$462,830	$479,646

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2008 and 2009

(In thousands)

(Unaudited)

	2008	2009
Cash flows from operating activities:
Net income (loss)	$(21,070)	$2,962
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,727	13,026
Provision for doubtful accounts	5,234	5,795
Goodwill impairment charges	18,600	—
Gain on early extingusihment of debt	(9,526)	(5,184)
Loss on the disposal of assets	92	126
Equity in loss of joint venture	—	408
Deferred income tax expense	763	—
Equity compensation	288	308
Changes in operating assets and liabilities:
Patient accounts receivable	(5,126)	(8,495)
Other current assets	741	202
Other assets	491	484
Estimated third party payor settlements	487	3,726
Accounts payable and accrued liabilities	12,878	(1,604)
Other noncurrent liabilities	(5,284)	1,966

Net cash provided by operating activities	12,295	13,720

Cash flows from investing activities:
Purchases of property and equipment	(13,106)	(5,812)
Investment in joint venture	—	(6)
Note receivable with joint venture	—	(1,400)
Sale-leaseback proceeds	3,822	—

Net cash used in investing activities	(9,284)	(7,218)

Cash flows from financing activities:
Net change in borrowings under the line of credit	10,000	25,000
Payments of notes payable and long-term debt	(9,041)	(8,381)
Proceeds from capital lease financing	1,802	—
Payments on obligations under capital leases	(2,215)	(1,246)
Proceeds from lease financing obligation	3,975	—
Payments on lease financing obligation	(86)	(456)

Net cash provided by financing activities	4,435	14,917

Net increase in cash and cash equivalents	7,446	21,419
Cash and cash equivalents, beginning of period	17,816	25,262

Cash and cash equivalents, end of period	$25,262	$46,681

Schedule 5

Selected Operating Statistics

	Three months ended December 31, 2008	Three months ended December 31, 2009
Number of hospitals within hospitals (end of period)	9	8
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	20	19
Licensed beds (end of period)	1,079	1,059
Average licensed beds (1)	1,079	1,059
Admissions	1,977	1,916
Patient days	57,440	55,919
Occupancy rate	57.9%	57.4%
Percent net patient service revenue from Medicare	62.0%	54.7%
Percent net patient service revenue from commercial payors and Medicaid (2)	38.0%	45.3%
Net patient service revenue per patient day	$1,640	$1,598

	Year ended December 31, 2008	Year ended December 31, 2009
Number of hospitals within hospitals (end of period)	9	8
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	20	19
Licensed beds (end of period)	1,079	1,059
Average licensed beds (1)	1,062	1,072
Admissions	8,292	7,953
Patient days	234,367	225,559
Occupancy rate	60.3%	57.6%
Percent net patient service revenue from Medicare	61.2%	57.1%
Percent net patient service revenue from commercial payors and Medicaid (2)	38.8%	42.9%
Net patient service revenue per patient day	$1,502	$1,597

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than one percent for each of the periods presented.